EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-113320, No. 333-115306) of Zhone Technologies, Inc. of our report dated March 15, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Paradyne Networks, Inc. which is incorporated by reference in the Current Report on Form 8-K of Zhone Technologies, Inc. dated September 1, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Tampa, Florida

September 1, 2005